As filed with the Securities and Exchange Commission on March 6, 2019
Registration No. 333-207952

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Post-Effective Amendment No. 15
to
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
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Steadfast Apartment REIT III, Inc.
(Exact name of registrant as specified in its governing instruments)
18100 Von Karman Avenue
Suite 500
Irvine, California 92612
(949) 852-0700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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Rodney F. Emery
Chief Executive Officer
18100 Von Karman Avenue
Suite 500
Irvine, California 92612
(949) 852-0700
(Name, address, including zip code and telephone number, including area code, of agent for service)
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Copies to:
Heath D. Linksy
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000
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Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters the securities that remain unsold under the registration statement as of the date hereof.
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If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐

Non-Accelerated filer ☑	Smaller reporting company ☑

Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☑
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This Post-Effective Amendment No. 15 to the Registration Statement on Form S-11 (Registration No. 333-207952) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SHARES

In accordance with the undertaking of Steadfast Apartment REIT III, Inc. (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-207952) declared effective by the U.S. Securities and Exchange Commission on February 5, 2016 (the “Registration Statement”), the Company is filing this Post-Effective Amendment No. 15 to the Registration Statement to deregister all of the shares of its common stock that were registered in its Public Offering (defined below) but remain unsold under the Registration Statement as of the date hereof. Pursuant to the Registration Statement, the Company registered up to $1,300,000,000 in shares of common stock, which was comprised of up to $1,000,000,000 in shares of common stock of Class A shares ($500,000,000 in Class A shares) and Class T shares ($500,000,000 in Class T shares) intended to be sold in its primary offering, and up to $300,000,000 in shares of common stock intended to be sold under its distribution reinvestment plan (collectively, the “Public Offering”). Commencing on July 25, 2016, the Company revised the terms of its Public Offering to include Class R shares. Following July 25, 2016, the Company offered up to $1,300,000,000 in shares of common stock, which was comprised of up to $1,000,000,000 in shares of common stock of Class A shares ($400,000,000 in Class A shares), Class R shares ($200,000,000 in Class R shares) and Class T shares ($400,000,000 in Class T shares) intended to be sold in its primary offering, and up to $300,000,000 in shares of common stock intended to be sold under its distribution reinvestment plan.
The Company ceased offering shares of common stock in its primary offering on August 31, 2018, but continued to offer shares of common stock pursuant to the distribution reinvestment plan through February 5, 2019. As of February 5, 2019, the Company had received subscriptions for the sale of 3,371,784 shares of Class A common stock, 465,907 shares of Class R common stock and 4,427,052 shares of Class T common stock, or 8,264,743 shares of common stock in the aggregate, for gross primary offering proceeds of approximately $83,142,845, $10,482,148 and $105,408,113, respectively, and $199,033,107 in the aggregate, and issued 157,012 shares of Class A common stock, 13,622 shares of Class R common stock and 227,925 shares of Class T common stock issued pursuant to the distribution reinvestment plan for gross offering proceeds of $3,691,827, $306,640 and $5,150,991, respectively, or $9,149,457 in the aggregate.
By filing this Post-Effective Amendment No. 15 to the Registration Statement, the Company hereby deregisters all of the shares of its common stock that were registered in the offering but remain unsold under the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 15 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 6, 2019.

Steadfast Income REIT, Inc.

By:	/s/ Rodney F. Emery
Rodney F. Emery
Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 15 to the Registration Statement has been signed by the following persons in the following capacities on March 6, 2019.

/s/ Rodney F. Emery
Rodney F. Emery
Chief Executive Officer and Chairman of the Board
(principal executive officer)

/s/ Kevin J. Keating
Kevin J. Keating
Chief Financial Officer and Treasurer
(principal financial officer and principal accounting officer)

*
Ella Shaw Neyland
President and Director

*
Stephen R. Bowie
Director

*
Ned W. Brines
Director

*
Janice M. Munemitsu
Director

*By:	/s/ Rodney F. Emery
Rodney F. Emery
Attorney-in-Fact

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